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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Allergan, Inc.:

We consent to the incorporation by reference herein of our report dated January 22, 2002, with respect to the consolidated balance sheets of Allergan, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Allergan, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Orange County, California
September 3, 2002